Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 10, 2005, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-118053) and related Prospectus of Sensus Metering Systems Inc. related to the $275,000,000 of 8 5/8% Senior Subordinated Notes due 2013.

/s/ Ernst & Young LLP

Richmond, Virginia

August 1, 2005